EXHIBIT 99.1

ATLANTIC AMERICAN REPORTS INCREASED REVENUES IN FIRST QUARTER

                ●     Insurance premiums increase 7.6% in 1st quarter 2013 compared to 1st quarter 2012
                ●     Life and health insurance premiums increase 15.4% in 1st quarter 2013 compared to 1st quarter 2012
                ●     Book value per share closes March 31, 2013 at $4.59 per common share
                ●     Aggregate statutory capital and surplus increase 2.5% from December 31, 2012

ATLANTA, Georgia, May 13, 2013 - Atlantic American Corporation (Nasdaq- AAME) today reported first quarter 2013 results, which included a 7.6% increase in insurance premiums for the quarter ended March 31, 2013 up to $33.0 million as compared to $30.7 million in the first quarter of 2012.  Total revenues were up 6.1% in the comparable periods.  Net income declined to $0.9 million or $0.04 per common share in the first quarter of 2013 in comparison to $1.7 million or $0.07 per common share in the first quarter of 2012.  Operating income for the first quarter of 2013 was $0.3 million as compared to $0.8 million for the first quarter of 2012.  Increased losses primarily in the life and health business resulted in the decline in both net income and operating income.

Commenting on the quarter, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “While pleased with our continued production and revenue growth, our results were negatively impacted due to the usual “Part B deductible” utilization in our Medicare supplement product that occurs in the first half of each year.  I expect that the majority of this utilization fell in this quarter’s results.  I am particularly pleased that, effective May 1, 2013, American Southern bound a large account with approximately $14 million in annual premium.  I expect this account to add meaningfully to our results during the balance of the year.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, and Bankers Fidelity Life Insurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended
	March 31,
(Unaudited; In thousands, except per share data)	2013	2012
Insurance premiums
Life and health	$ 24,092	$ 20,869
Property and casualty	8,927	9,812
Investment income	2,905	2,883
Realized investment gains, net	678	958
Other income	48	29

Total revenue	36,650	34,551

Insurance benefits and losses incurred
Life and health	18,040	14,653
Property and casualty	5,322	8,019
Commissions and underwriting expenses	9,283	7,033
Interest expense	577	657
Other	2,417	2,469

Total benefits and expenses	35,639	32,831

Income before income taxes	1,011	1,720
Income tax expense	89	63

Net income	$ 922	$ 1,657

Earnings per common share (basic and diluted)	$ 0.04	$ 0.07

Reconciliation of Net Income to non-GAAP measurement

Net income	$ 922	$ 1,657
Income tax expense	89	63
Realized investment gains, net	(678)	(958)

Operating income	$ 333	$ 762

	March 31,	December 31,
Selected Balance Sheet Data	2013	2012

Total cash and investments	$ 260,317	$ 265,843
Insurance subsidiaries	231,017	236,934
Parent and other	29,300	28,909
Total assets	313,548	320,177
Insurance reserves and policyholder funds	150,975	154,558
Debt	41,238	41,238
Total shareholders' equity	104,027	105,736
Book value per common share	4.59	4.65
Statutory capital and surplus
Life and health	34,249	33,059
Property and casualty	37,494	36,947